AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement (this “Amendment”) is effective as of July 13, 2015, by and between John Gebhart (the “Executive”) and Acucela Inc. (the “Company”).
RECITALS
A.    Executive and the Company are parties to that certain Employment Agreement dated as of May 1, 2015 (the “Employment Agreement”), pursuant to which the Company agreed to employ Executive, and Executive agreed to be employed by the Company, as the Company’s Chief Financial Officer, subject to the terms and conditions of the Employment Agreement.
B.    Executive and the Company wish to amend the Employment Agreement as provided herein, in accordance with IRS Notice 2010-6, in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the rules and regulations promulgated thereunder, and to make certain other clarifications.
AGREEMENT
In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Amendment Concerning Timing of Signing Bonus. Section 4(b) is hereby amended and restated in its entirety as follows:
(b)    Signing Bonus. Executive will receive a one-time signing bonus of Fifty Thousand Dollar ($50,000.00), subject to applicable tax withholding and paid at the time of Executive's first regularly scheduled paycheck in accordance with normal Company payroll practices, without regard to any waiting period applicable to bonuses granted to Company employees.

2.Amendment Concerning Paid time Off Benefits. Section 4(d) is hereby amended and restated in its entirety as follows:
(d)    Benefits. Executive shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Employee may work virtual up to twenty-five percent (25%) of his time providing it does not interfere with the goals and objectives of the Company. To the extent adopted and maintained by the Company, such benefits shall include participation in the Company's group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. Executive will be entitled to thirty two (32) days of paid time off ("PTO") per year and is permitted to carry-forward unused PTO subject to the PTO limitations established in the Company's 2012 Employee Handbook or any successor policy thereto. Executive agrees that when known in advance, the timing and duration of specific PTO must be mutually and reasonably agreed to by the parties hereto. The Company will support
Executive's desire to ride his bike to work and will pay for the additional nominal costs for facility use and to park and store the bike at the bike club. The Company will also reimburse Executive for monthly office parking expenses. The Company reserves the right to change or terminate its employee benefit plans and programs at any time pursuant to any notice provisions in such plans.

3.Amendments Concerning Payments Upon Termination of Employment. The following is added as a new Section 5(f) of the Employment Agreement:
(f)    Specified Employee. Notwithstanding any other provision in this Agreement to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” (as defined for purposes of Code Section 409A and corresponding regulations), such payment shall be made on the date which is the earlier of the following: (i) the expiration of the six (6)‑month period measured from the date of such “separation from service” of Executive, and (ii) the eighteen (18)-month anniversary of the date of this Amendment (the “Delay Period”), to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, without interest, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
4.Amendment to “Good Reason” Definition. The second sentence of Section 11(d) is amended to read as follows:
If the Executive wishes to terminate his employment for Good Reason, he must first give Company written notice of the circumstances constituting Good Reason within forty‑five (45) days after the occurrence of such Good Reason event, the Employer must have at least thirty (30) days’ opportunity to cure unless the circumstances are not subject to being cured, and Executive must terminate his employment no later than sixty (60) days after the expiration of the cure period.

5.Amendment Concerning Code Section 409A. The following is added as a new Paragraph 14(k):
(k) Code Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Code Section 409A (or is intended to qualify for an exemption under Code Section 409A) and such payment or benefit is payable upon Executive’s termination of employment or termination of this Agreement, then the phrase “termination of employment,” “termination of this Agreement” and other similar phrases in this Agreement will be deemed to mean a “separation from service,” as defined in accordance with Code Section 409A and corresponding Treasury regulations. Additionally, to the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive will be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of the expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. The Company makes no representation or warranty and will have no liability to Executive or any other person with respect to whether any provision of this Agreement fails to comply with Code Section 409A or fails to satisfy an intended exemption from Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A.
6.Amendment Concerning Code Section 280G. The following is added as a new Paragraph 14(l):
(l)    Code Section 280G. Notwithstanding any provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any amount or benefit to be paid or provided by the Company or its affiliates to the Executive or the Executive’s benefit pursuant to this Agreement or otherwise (“Covered Payments”) would be an “excess parachute payment,” within the meaning of Section 280G of the Code, but for this Section 11(l), then the Covered Payments shall be reduced to the minimum extent necessary (but in no event less than zero) so that no portion of any Covered Payments, as so reduced, constitutes an excess parachute payment, but only if and to the extent that such reduction will also result in, after taking into account all state, local and federal taxes applicable to the Executive (computed at the highest applicable marginal rate), including any taxes payable pursuant to Section 4999 of the Code (and any similar tax that may hereafter be imposed under any successor provision or by any taxing authority), greater after-tax proceeds to the Executive than the after-tax proceeds to the Executive computed without regard to any such reduction. The determination of whether any reduction in such Covered Payments is required pursuant to this Section 11(l) shall be made by a firm of independent certified public accountants or a law firm selected by the Company. In the event that any Covered Payment is required to be reduced pursuant to this Section 11(l), the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 11(l). The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days of the date on which he is notified of the determination that a reduction in Covered Payments is required under this Section 11(l), the Company may effect such reduction in any manner it deems appropriate.
7.References. All references to “this Agreement” in the Employment Agreement, or otherwise to the Employment Agreement in any of the exhibits or attachments thereto, shall mean the Employment Agreement as amended by this Amendment. References in the Employment Agreement to provisions “herein” or attachments “hereto” shall include the provisions of this Amendment.
8.Entire Agreement. This Amendment, together with the Employment Agreement, constitutes the entire agreement between Executive and the Company and supersedes any prior understandings, agreements, or representations by or between Executive and the Company, written or oral, to the extent they relate in any way to the subject matter hereof.
9.No Other Amendments. Except as specifically amended hereby, the terms of the Employment Agreement remain and continue in full force and effect and are hereby confirmed in all respects.
10.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.
COMPANY:    ACUCELA INC.

By: /s/ Ryo Kubota
(Signature)
Ryo Kubota
(Print name)
Its: CEO

EXECUTIVE:
/s/ John Gebhart
John Gebhart